Exhibit 11


AMBANC Corp.
Computation of Per Share Earnings
with Common Stock Options Outstanding
(Treasury Stock Method)

                               1994                   1993(1)                   1992(1)
                                     Fully                    Fully                    Fully
                        Primary     Diluted      Primary     Diluted      Primary     Diluted
Average Shares

   Outstanding
      Common Stock      2,370,004   2,372,172    2,369,784   2,369,784     2,369,784   2,369,784

   Common Stock
    Equivalents:
      Stock Options        24,000      24,000       24,000      24,000        24,000      24,000

Assumed Repurchase
  of Treasury
   Shares                (14,670)    (15,484)     (14,015)    (13,061)      (21,968)    (15,118)

Average Common
   and Common
   Equivalent
   Shares
   Outstanding          2,379,334   2,380,688    2,379,769   2,380,723     2,371,816   2,378,666

Net Income
   in $1,000                5,443       5,443        5,419       5,419         4,936       4,936

Earnings Per
   Common and
   Common
   Equivalent
   Share                     2.29        2.29         2.28        2.28          2.08        2.08


(1) The above schedule has been restated to reflect 108,000 AMBANC Corp. shares issued on January 1, 1992, 395,090 AMBANC Corp. shares issued on June 1, 1993, and 542,338 AMBANC Corp. shares issued on June 1, 1994, and the effect on net income of these merger transactions booked under the pooling of interest method of accounting, and a two-for-one stock split-up issued to shareholders of record on August 31, 1992.